UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2013

CONCUR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

0-25137	91-1608052
(Commission File Number)	(IRS Employer Identification No.)

18400 NE Union Hill Road Redmond, Washington	98052
(Address of principal executive offices)	(Zip Code)

(425) 702-8808

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Information reported under Item 5.02 below is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2013, Concur Technologies, Inc. (“Company”) filed a definitive proxy statement (“Proxy Statement”) relating to its annual meeting of stockholders to be held on March 13, 2013 (“Annual Meeting”). The Proxy Statement included a recommendation by the Company’s Board of Directors that the stockholders approve an Amended and Restated 2007 Equity Incentive Plan (“Plan”), including an increase in the number of shares of our common stock available for issuance under the Plan.

On February 27, 2013, the Board approved a further amendment to the Plan, contingent on stockholder approval of the Plan at the Annual Meeting. That further amendment would modify Section 2.1 of the Plan, which relates to the number of shares available under the Plan, by replacing the third and fourth sentences of such Section with the following sentences:

“Further, Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations related to Awards of Restricted Stock, Restricted Stock Units or Stock Bonuses also will be available for grant and issuance under this Plan. However, the following shares shall not become available for issuance under the Plan: (a) Shares tendered by Participants as full or partial payment to the Company upon exercise of Awards; (b) Shares reserved for issuance upon settlement of SARs, to the extent the number of such reserved Shares exceeds the number of Shares actually issued upon settlement of the SARs; and (c) Shares withheld to satisfy tax withholding obligations related to Options and SARs.”

Otherwise, the Plan as described in the Proxy Statement has not been revised. A copy of the Plan, as amended, is filed as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	2007 Equity Incentive Plan, as amended February 27, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCUR TECHNOLOGIES, INC.

Date: February 28, 2013	By:	/s/ Francis J. Pelzer
Francis J. Pelzer
Chief Financial Officer
(principal financial officer and duly authorized officer)